Exhibit 99.1

FOR IMMEDIATE RELEASE

June 8, 2015

THE HERTZ CORPORATION ANNOUNCES THE SUCCESSFUL COMPLETION

OF CONSENT SOLICITATIONS

Estero, Fla., June 8, 2015/PR Newswire/ — The Hertz Corporation (NYSE: HTZ) (“Hertz” or the “Company”) today announced that it has successfully solicited consents from holders of its and its wholly-owned subsidiary, Hertz Holdings Netherlands B.V.’s (“HHN BV”), outstanding unsecured senior notes to amend and waive certain provisions of the indentures (collectively, the “Indentures”) pursuant to which such senior notes were issued.  Hertz also announced today that it has successfully solicited consents from holders of its wholly-owned subsidiary, Hertz Vehicle Financing LLC’s (“HVF”), outstanding notes (the “ABS Notes”) to amend and waive certain provisions of its operating lease (“Lease”) with Hertz that secures such ABS Notes.

The consent solicitations were made solely upon the terms and subject to the conditions set forth in the Consent Solicitation Statement and Notice of Consent Solicitation, each dated May 18, 2015, as applicable.  Holders of notes who validly delivered and did not revoke consents at or prior to the applicable expiration time will receive the applicable consent fee.

With respect to the senior notes, on May 28, 2015, the Company (and, on June 4, 2015, HHN BV, as applicable) entered into supplemental indentures to the relevant Indentures to amend, effective as of March 30, 2014, the reporting covenant in each of the Indentures to eliminate any obligation for the Company (or HHN BV, as applicable) to deliver to the trustee or the noteholders or file with the SEC (i) its annual report on Form 10-K for the period ended December 31, 2014 and its quarterly reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015, in each case prior to September 30, 2015, and (ii) its quarterly reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014.  In connection with the foregoing, the noteholders also waived any default or event of default under the relevant Indentures that may occur or exist as a result of or in connection with the Company not filing any amendments to previously filed SEC reports or the failure to timely deliver to the trustee or the noteholders, or file with the SEC, the delayed SEC reports.

With respect to the ABS Notes, on May 28, 2015, HVF entered into an amendment and waiver to the Lease, effective as of March 30, 2014, to eliminate the requirement to furnish (or cause to be furnished) the quarterly reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014 under the Lease.  In connection with the foregoing, the noteholders also waived any potential event of default or event of default under the Lease that may occur or exist as a result, directly or indirectly arising out of or in connection with the failure to furnish (or cause to be furnished) such quarterly reports.

Barclays Capital Inc. acted as the Solicitation Agent in connection with the consent solicitations, and D.F. King & Co., Inc. served as Information and Tabulation Agent.

This announcement does not constitute a solicitation of consents of holders of the senior notes or ABS notes and shall not be deemed a solicitation of consents with respect to any other securities of HVF, the Company or any of their subsidiaries.  No recommendation was made as to whether holders of the senior notes or ABS notes should consent to the foregoing amendments or waivers.  The solicitation of consents was not made in any jurisdiction in which, or to or from any person to or from whom, it was unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About Hertz

Hertz operates the Hertz, Dollar, Thrifty and Firefly car rental brands in more than 10,300 corporate and licensee locations throughout approximately 145 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand.  Hertz is the largest worldwide airport general use car rental company with more than 1,600 airport locations in the U.S. and more than 1,300 airport locations internationally.  Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz apart from the competition.  Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business and sells vehicles through its Rent2Buy program.  The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with more than 350 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors.  For more information about Hertz, visit: www.hertz.com.

Cautionary Note Concerning Forward Looking Statements

Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.”  Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies.  These statements often include words such as “believe,” “becoming,” “expect,” “project,” “potential,” “preliminary,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions.  These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances.  The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  Some important factors that could affect the Company’s actual results include, among others, the thorough review and investigation of the Company’s internal financial records that is being conducted, additional time that may be required to complete the review, the ability of the Company to remediate any material weaknesses in its internal control over financial reporting, the ability of the Company’s lenders to exercise any remedies under the Company’s indebtedness, the final results of the SEC’s inquiry or any other governmental inquiries or investigations, and those that may be disclosed from time to time in subsequent reports filed with the SEC and those described under “Risk Factors” set forth in Item 1A of the annual report on Form 10-K for the year ended December 31, 2013 of the Company.  You should not place undue reliance on forward-looking statements.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:

Hertz

Leslie Hunziker

(239) 552-5700

lhunziker@hertz.com

Media:

Hertz

Richard Broome

(239) 552-5558

rbroome@hertz.com

SOURCE Hertz Global Holdings, Inc.